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                                                                   EXHIBIT 8


                      Tax Opinion of Shults, Ray & Kurrus

                Regarding Carlisle Bancshares, Inc. Acquisition


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                                                                      EXHIBIT 8

                                 June 17, 1996




Carlisle Bancshares, Inc.
300 Spring Building, Suite 1010
Little Rock, Arkansas

Dear Sirs:

        We are special tax counsel to Carlisle Bancshares, Inc. ("Carlisle") in connection with certain transactions contemplated by the Agreement and Plan of Reorganization, as amended, dated as of April 1, 1996, pursuant to which First United Bancshares, Inc. ("First United") would issue to the stockholders of Carlisle shares of First United Stock in exchange for all the issued and outstanding stock of Carlisle through a merger transaction (the "Merger") in which Carlisle would be merged with and into First United. In that connection, our opinion is as set forth in the section entitled, "THE MERGER - Certain Federal Income Tax Consequences" in this Registation Statement.

        We hereby consent to the filing of this letter as Exhibit 8 to the Registration Statement on Form S-4 which the Proxy Statement is a part and to the reference to us in the section entitled "THE MERGER - Certain Federal Income Tax Consequences" in the Proxy Statement.

                                        Very truly yours,



                                        /s/ SHULTS, RAY & KURRUS

                                        Shults, Ray & Kurrus